Exhibit 10.2
April 1, 2007
ENZON PHARMACEUTICALS, INC.
2007 Outside Director Compensation Plan
Annual Retainers:
On an annual basis, outside directors will receive:
•	a cash retainer of $25,000;

•	an additional cash retainer of $18,000 for service as chair of the Audit and Finance Committee;

•	an additional cash retainer of $8,000 for service as chair of the Compensation Committee;

•	an additional cash retainer of $5,000 for service as chair of any other committee of the board;

•	an additional cash retainer of $8,000 for service as a member of the Audit and Finance Committee; and

•	an additional cash retainer of $4,000 for service as a member of any other committee of the board.
The cash elements above are to be paid quarterly at the end of each quarter, beginning with the second quarter of calendar 2007.
Meeting Fees:
For each meeting attended, outside directors will receive:
•	a meeting attendance fee of $1,500 cash for each meeting of the full board attended in-person;

•	a meeting attendance fee of $1,000 cash for each meeting of the full board attended by telephone;

•	a meeting attendance fee of $1,000 cash for each meeting of a committee attended, either in-person or by telephone.
Annual Equity Grants:
On an annual basis, outside directors will receive:
•	a grant of stock options on the first trading day of the calendar year with a value of $75,000 (the “Annual Option Grant”). The number of options in the Annual Option Grant will be based on a Black-Scholes value and will be at an exercise price equal

April 1, 2007
to the closing price of our Common Stock on the Nasdaq Global Market on the date of grant. The Annual Option Grant vests in one tranche on the first anniversary of the date of grant if the recipient director remains on our board on that date. Once vested, options granted pursuant to the Annual Option Grant expire on the 10th anniversary of the date of grant; and
•	a grant of restricted stock units on the first trading day after June 30 of each calendar year with a value of $75,000 (the “Annual Restricted Stock Grant”). The number of shares issued in the Annual Restricted Stock Grant will be equal to $75,000 divided by the closing price of our Common Stock on the Nasdaq Global Market on the date of grant. The shares covered by the Annual Restricted Stock Grant vest in three equal tranches on each of the first three anniversaries of the date of grant if the recipient director remains on our board on each such date.
These grants are made under the 2001 Incentive Stock Plan.
Welcome Grant:
•	Upon being initially elected to the board, a new elected director will receive a “welcome grant” of stock options with a Black-Scholes value of $75,000 (the exercise price of which will be equal to the closing price of our Common Stock on the Nasdaq Global Market on the date of grant) and a grant of restricted stock units with a value of $75,000 (the number of shares covered by such grant being equal to $75,000 divided by the closing price of our Common Stock on the Nasdaq Global Market on the date of grant). The options and restricted stock units included in the Welcome Grant vest in three equal tranches on each of the first three anniversaries of the date of grant, if the recipient director remains on the Board on each such date.
Non-Executive Chairperson:
•	If the Chairperson of the Board is a non-executive of the Company, such Non-Executive Chairperson of the Board receives double the Annual Equity Grants, as well as double the amounts in the “Welcome Grant”.